                                                    Filed Pursuant to Rule 424B3
                                                Registration File No. 333-127556

SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED AUGUST 26, 2005,
AS SUPPLEMENTED BY THE SUPPLEMENT DATED AUGUST 29, 2005
(TO PROSPECTUS DATED AUGUST 26, 2005)

                                  $37,208,000
                               INDYMAC MBS, INC.
                                   DEPOSITOR
[INDYMAC GRAPHIC OMITTED]

                             INDYMAC BANK, F.S.B.(R)
                           SELLER AND MASTER SERVICER

                   INDYMAC INDX MORTGAGE LOAN TRUST 2005-AR21
                                    ISSUER
                              -------------------
This Supplement updates the prospectus supplement dated August 26, 2005 as supplemented by the supplement dated August 29, 2005 that has been issued with respect to the IndyMac INDX Mortgage Loan Trust 2005-AR21, Mortgage
Pass-Through Certificates, Series 2005-AR21 (the "CERTIFICATES"), as described below.

The paragraph under the heading "Trustee" on page S-4 of the prospectus supplement is amended by adding the following sentence: "The trustee is an affiliate of Deutsche Bank Securities Inc."

Subject to the terms and conditions set forth in the underwriting agreement between the depositor and Deutsche Bank Securities Inc., an affiliate of the trustee, the depositor has agreed to sell to Deutsche Bank Securities Inc., and
Deutsche Bank Securities Inc. has agreed to purchase, the outstanding Class
Certificate Balance of each class of Certificates set forth in the table below.



                CLASS CERTIFICATE BALANCE
 DESIGNATION          (APPROXIMATE)          PASS-THROUGH RATE

 Class B-1             $19,605,000          Variable
 Class B-2             $11,202,000          Variable
 Class B-3             $ 6,401,000          Variable


Proceeds to the depositor from the sale of these Certificates (the
"UNDERWRITTEN CERTIFICATES") are expected to be approximately 99.06% of the aggregate Class Certificate Balance of the Underwritten Certificates, plus accrued interest before deducting expenses payable by the depositor. The
Underwritten Certificates will be purchased by Deutsche Bank Securities Inc. on or about August 31, 2005.

Distribution of the Underwritten Certificates will be made by Deutsche Bank
Securities Inc. from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Deutsche Bank Securities
Inc. may effect such transactions by selling the Underwritten Certificates to or through dealers and such dealers may receive from Deutsche Bank Securities
Inc., for which they act as agent, compensation in the form of underwriting discounts, concessions or commissions. Deutsche Bank Securities Inc. and any dealers that participate with Deutsche Bank Securities Inc. in the distribution of the Underwritten Certificates may be deemed to be underwriters, and any discounts, commissions or concessions received by them, and any profits on resale of the Underwritten Certificates purchased by them, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

The depositor has been advised by Deutsche Bank Securities Inc. that it intends to make a market in the Underwritten Certificates but Deutsche Bank Securities
Inc. has no obligation to do so. There can be no assurance that a secondary market for the Underwritten Certificates will develop or, if it does develop, that it will continue or that it will provide certificateholders with a sufficient level of liquidity of investment.

The depositor has agreed to indemnify Deutsche Bank Securities Inc. against, or make contributions to Deutsche Bank Securities Inc. with respect to, liabilities customarily indemnified against, including liabilities under the
Securities Act of 1933, as amended.

This Supplement also updates the "Summary--ERISA Considerations" and "ERISA
Considerations" sections on page S-6 and pages S-69 through S-71, respectively, in the prospectus supplement, to reflect the fact that the Underwritten
Certificates are being purchased by a person to whom the Exemption has been granted, and therefore the Underwritten Certificates may be transferred to
Plans under the same conditions as offered certificates that qualify for the
Exemption.
                              -------------------
This Supplement does not contain complete information about the Underwritten
Certificates. Additional information is contained in the prospectus supplement dated August 26, 2005 as supplemented by the supplement dated August 29, 2005 prepared in connection with the issuance of the offered certificates and in the prospectus of the depositor dated August 26, 2005. You are urged to read this
Supplement, the prospectus supplement, and the prospectus in full.

                           DEUTSCHE BANK SECURITIES
                 The date of this Supplement is August 31, 2005